PURCHASE PRICE ADDENDUM AGREEMENT

THIS PURCHASE PRICE ADDENDUM AGREEMENT (this “Agreement”), dated as of 12 August, 2005, is by and among S-2-S Acquisition Corporation, a Delaware corporation (together with its successors and assigns, “S-2-S Acquisition”), Next, Inc., a Delaware corporation and the sole parent of S-2-S Acquisition (“Next”), Allen Gaddis (“Gaddis”) and Gaddco, Inc., a Kentucky corporation (“Gaddco”).

RECITALS

WHEREAS, Gaddis has transferred all of his equity interests in Sports-2-School, LLC, a Kentucky limited liability company (“Sports-2-School”), to Buck Swindle Associates, Inc., a Kentucky corporation (“BSA”), pursuant to that certain member interest purchase agreement dated August 12, 2005 between Sports-2-School and BSA (the “Transfer Agreement”);

WHEREAS, Sports-2-School has transferred to Gaddco the inventory set forth in Exhibit A attached hereto (the “Inventory”); and

WHEREAS, S-2-S Acquisition, pursuant to an Asset Purchase Agreement by and among S-2-S Acquisition, Sports-2-School and BSA (the “Purchase Agreement”), has acquired from Sports-2-School substantially all of its assets (other than the Inventory) and assumed certain of its liabilities (the “Transaction”).

IN CONSIDERATION of the premises and the representations, warranties, covenants and agreements contained herein, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.

Share Issuance; Purchase Price Consideration.  In consideration for the execution and delivery of the this Agreement and the Transfer Agreement and as purchase price consideration for the Transaction, Next shall issue to Gaddis 25,000 shares of its common stock (“Shares”) to Gaddis.  The 25,000 Shares shall be delivered to Gaddis on the effective date of the Transaction.

2.

Vendor Number.  Gaddis and Gaddco, in contemplation of the agreement within, shall, as part of the transfer agreement referenced above,  release the Wal-Mart vendor number 403451 and the related Wal-Mart “retail link”access information “the Vendor Number” to Sports-2-School, LLC, which shall thereafter be transferred to Next, Inc. and S-2-S Acquisition. Gaddis agrees to execute and deliver such other agreements, documents and certificates as may be reasonably requested by Next or S-2-S Acquisition to effect the transfer of ownership of Sports-2-Schools, LLC and therefore the Wal-Mart vendor number and “retail link” access information to Next, Inc.  Gaddis further agrees to reasonably assist Next and S-2-S Acquisition with respect to any dealings with Walmart related to the use of the Vendor Number by Next or S-2-S Acquisition, including without limitation obtaining any consent related thereto from Walmart.

3.

Sales; Inventory.

(a)

Following the effective date hereof and for a period of six months, S-2-S Acquisition and Next agree to use commercially reasonable efforts to cause the sale of the Gaddco Inventory to Walmart.

(b)

In connection with any sales or attempted sales of Gaddco Inventory to Walmart, Gaddco shall be liable or responsible for any and all expenses of decoration, embellishment, packaging, finishing and shipment of the Inventory.

.

(c)

With respect to all sales of Gaddco Inventory to Walmart, Next or S-2-S Acquisition shall be compensated by 24% of the net sales price and Gaddco 76% of the sales price of all Inventory, which payment shall be made on the same basis as the sales orders from Walmart with respect to such Inventory. Gaddco shall not be liable or responsible, and no adjustments to compensation shall be made for any chargebacks or returns from Wal-Mart except for returns of merchandise containing defects resulting from the printing, packaging, distribution and any other items under the control of Gaddco production process.

(d)

All sales of Gaddco Inventory to Walmart shall satisfy all standards and specifications of Walmart.

(e)

Additional consideration may be earned by Gaddco in conjuction with S-2-S Acquisition after completion if additional sales to Walmart with margins reasonably acceptable to Next and S-2-S Acquisition in an amount of $100,000 are shipped within one year as a result of Gaddis’ efforts, Next shall issue an additional 25,000 Shares to Gaddis as earnout consideration; provided, however, that such sales have not overlapped, competed with or otherwise interfered with the sales efforts of S-2-S Acquisition or Next, as defined in written instructions to be provided to Gaddco on or before September 1, 2005. Acceptance of any order by Next and/or S-2-S Acquisition shall be deemed approval of same, and said order shall be therefore deemed not to have overlapped, competed with or otherwise interfered with the sales efforts of S-2-S Acquisition or Next, Inc.

4.

Sales Representation.  Following the first anniversary of the effective date of this Agreement, Next and Gaddis may enter into negotiations related to continued sales representation by Gaddis or Gaddco of Next or S-2-S Acquisition.

5.

Representations and Warranties.  Gaddis and Gaddco represent and warrant to Next and S-2-S Acquisition as follows:

(a)

Subject to the execution and delivery of the Transfer Agreement, Gaddis does not hold any member interests, other equity securities or options, warrants or other rights to acquire member interests in Sports-2-School.

(b)

Gaddis is the sole shareholder of Gaddco.  Gaddco does not own any member interests, other equity securities or options, warrants or other rights to acquire member interests in Sports-2-School.

(c)

Gaddis and Gaddco have all requisite power, corporate or otherwise, and authority to enter into this Agreement, to perform all of their obligations hereunder and to consummate the transactions contemplated hereby without the approval of any third party. The execution and delivery of this Agreement, the performance by Gaddis and Gaddco of their respective obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company action on the part of Gaddco including, without limitation, approval of Gaddco’s directors and shareholders. There are no corporate, contractual, statutory or other restrictions of any kind upon the power and authority of Gaddis and Gaddco to execute and deliver this Agreement and to consummate the transactions contemplated hereby and no action, waiver or consent by any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign (collectively, a “Governmental Entity”) is necessary to make this Agreement a valid instrument binding upon Gaddis and Gaddco in accordance with its terms. This Agreement has been duly executed and delivered by Gaddis and Gaddco, and constitutes the legal, valid and binding obligations of Gaddis and Gaddco. Similarly, Next, Inc. and S-2-S Acquisition have all requisite power, corporate or otherwise, and authority to enter into this Agreement, to perform all of their obligations hereunder and to consummate the delivery of this Agreement, the performance by Next, Inc. and S-2-S Acquisition of their respective obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company or corporate action on the part of Next, Inc. and S-2-S Acquisition including, without limitation, approval of appropriate directors and shareholders. There are no corporate, contractual, statutory or other restrictions of any kind upon the power and authority of Next, Inc. and S-2-S Acquisition to execute and deliver this Agreement and to consummate the transactions contemplated hereby and no action, wavier or consent by any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign, (collectively, a “Governmental Entity”) is necessary to make this Agreement a valid instrument binding upon Next, Inc. and S-2-S Acquisition in accordance with its terms. This Agreement has been duly executed and delivered by Next, Inc. and S-2-S Acquisition and constitutes the legal, valid and binding obligations of Next, Inc. and S-2-S Acquisition.

(d)

The execution, delivery and performance of this Agreement by Gaddis and Gaddco, and the consummation of the transactions contemplated hereby (a) will not result in any violation of, conflict with, constitute a breach, violation or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation, forfeiture or acceleration of any obligation or loss of any benefit under, or result in the creation or encumbrance on any of the properties or assets of Seller or the Member pursuant to (i) any provision of Gaddco’s articles of incorporation or bylaws or (ii) any agreement, contract, understanding, note, mortgage, indenture, lease, franchise, license, permit or other instrument to which Gaddis or Gaddco is a party or by which their respective properties or assets are bound, or (b) conflict with or result in any breach or violation of any statute, judgment, decree, order, rule or governmental regulation applicable to Gaddis or Gaddco or their respective properties or assets.

(e)

No consent, approval, order or authorization of, or registration, declaration of, or qualification or filing with, any Governmental Entity is required by or with respect to Gaddis or Gaddco in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

(f)

Gaddis hereby acknowledges, represents and warrants to, and agrees with, Next as follows:

(i)

Gaddis is acquiring the Shares for his own account, for investment purposes only, and not with a view to or for the resale, fractionalization or distribution thereof, in whole or in part.

(ii)

Gaddis is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act of 1933, as amended.

(iii)

Gaddis represents and warrants that he (or his financial adviser, if any) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares.

(iv)

Gaddis acknowledges and agrees that the Shares will be “restricted” and may be sold only pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended.

6.

Release.

(a)

In consideration for the covenants and agreements set forth herein, Gaddis and Gaddco (for purposes of this Section 6, “Releasors”), on behalf of himself/itself, and his/its successors, assigns, next-of-kin, partners, trustees, employees and agents, and any other person or entity claiming by, through, or under any of the foregoing, does hereby unconditionally and irrevocably release, waive and forever discharge each of S-2-S Acquisition and Next, and each of their past and present directors, officers, employees, agents, predecessors, successors, assigns, stockholders, partners, insurers, subsidiaries and affiliates (collectively, the “Released Parties”), from any and all claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction whether or not known, suspected or claimed, relating to any one of Releasors’ ownership in Sports-2-School, Releasors’ business or other dealings with Sports-2-School, matters relating to the Transfer Agreement and matters relating to the Purchase Agreement and the Transaction (the “Released Matters”).  Each Releasor understands that this is a full and final release of all claims, demands, causes of action and liabilities relating to the Released Matters, whether or not known, suspected or claimed, that could have been asserted in any legal or equitable proceeding against any of the Released Parties.

(b)

Each Releasor on behalf of himself/itself hereby irrevocably covenants to refrain from, directly or indirectly asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any of the Released Parties, relating to the Released Matters.  Without in any way limiting any of the rights and remedies otherwise available to the Released Parties, each Releasor shall indemnify, jointly and severally, and hold harmless the Released Parties from and against all loss, liability, claim, damage (including incidental and consequential damages) or expense (including costs of investigation and defense and attorney’s fees) whether or not involving third party claims, arising directly or indirectly from or in connection with (a) the assertion by or on behalf of such Releasor of any Released Matter or (b) the assertion by any third party, claiming by, through or under such Release, of any claim or demand against any of the Released Parties which claim or demand arises directly from any assertion by or on behalf of such Releasor of any Released Matter.

(c)

The terms of this Release are contractual and not mere recitals. Each Releasor has carefully read (or its authorized signatory has read) this Release and has been advised of its meaning and consequences by his/its legal counsel.

(d)       Next, Inc. and S-2-S Acquisition, in mutual consideration of the covenants and agreements set forth herein, do hereby relaease Gaddis and Gaddco of the sam matters and to the same extent as set forth in the above paragraphs 6 (a) through 6 (c) as if set forth fully herein, and for such purposes the “Releasors” shall be deemed to include Next, Inc. and S-2-S Acquisition and the “Released Parties” shall be deemed to include Gaddis and Gaddco.

7.

Miscellaneous.

(a)

This Agreement shall bind the heirs, personal representatives, successors and assigns of each party, and inure to the benefit of each party.

(b)

This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Tennessee for contracts entered into and to be performed solely within such state without giving effect to any choice or conflict of law provision or rule (whether of the State of Tennessee or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Tennessee.

(c)

This Agreement shall not be modified or waived except in a writing signed by each of the parties affected by such modification or waiver.

(d)

The drafting and negotiations of this Agreement have been participated in by each of the parties and for all purposes the Agreement shall be deemed to have been drafted jointly by Next and S-2-S Acquisition on the one hand and Gaddis and Gaddco on the other hand.

(e)

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Signatures presented by facsimile transmission shall be deemed effective at the time of transmission and shall be replaced by original signatures as soon thereafter as practicable.

(f)

Notwithstanding the foregoing, nothing contained in this Agreement shall be construed as an admission by any party of any liability of any kind to the other parties.  Each party acknowledges that the other parties expressly deny that he, she or it is in any way obligated to the other parties, other than pursuant to this Agreement itself.

(g)

The prevailing party shall be entitled to reasonable costs and expenses incurred by it in connection with any cause of action, enforcement action or other similar matter arising with respect to this Agreement.

(h)

The validity and enforceability of this Agreement shall be subject to (i) Next and S-2-S approving the terms and conditions of the Transfer Agreement, (ii) the delivery to Next and S-2-S Acquisition of the Transfer Agreement, duly executed and the consummation of the Transaction.

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IN WITNESS WHEREOF, this Agreement has been executed and delivered by the undersigned this 12th day of August , 2005.

NEXT, INC.

By:  /s/ Charles L. Thompson

Name:  Charles L. Thompson

Title:  Chief Financial Officer

S-2-S ACQUISITION, CORPORATION

By:  /s/ Charles L. Thompson

Name:  Charles L. Thompson

Title:  Secretary

GADDCO, INC.

By:  /s/ Allen Gaddis

Name:  Allen Gaddis

Title:  President

/s/ Allen Gaddis

Allen Gaddis